Exhibit 14(b)

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Other Service Providers” in the Joint Proxy Statement/Prospectus included in this Registration Statement (Form N-14) of MFS Municipal Income Trust.

We also consent to the incorporation by reference of our reports dated January 14, 2026, with respect to the financial statements and financial highlights of MFS High Income Municipal Trust, MFS High Yield Municipal Trust and MFS Investment Grade Municipal Trust included in the Annual Reports (Form N-CSR) for the year ended November 30, 2025, into this Registration Statement, filed with the Securities and Exchange Commission.

/s/ERNST & YOUNG LLP

Ernst & Young LLP

Boston, Massachusetts

January 27, 2026